Press Release

FOR IMMEDIATE RELEASE
Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

     Affymetrix Files Restated Financial Statements

     Santa Clara, Calif. – August 30, 2006 – Affymetrix, Inc. (Nasdaq: AFFX) announced today that it has completed its previously announced restatement of the Company’s financial statements. The restated financial statements have been filed with the Securities and Exchange Commission in an amended Form 10-K/A for the year ended December 31, 2005 and an amended Form 10-Q/A for the quarter ended March 31, 2006. The Company has also filed its Form 10-Q for the quarter ended June 30, 2006 which had been delayed due to the restatement. The Company is now current in its SEC reporting obligations and, as a result, expects that the previously disclosed Nasdaq delisting action will be terminated and believes that the previously disclosed notice of default under the Company’s indenture has been cured.

     As previously disclosed, an internal review performed under the direction of the Audit Committee of the Board of Directors identified certain errors and documentation lapses in the Company’s historic option granting practices but did not find any pattern or practice of inappropriately identifying grant dates with hindsight in order to provide “discounted” or “in-the-money” grants. The Company concluded that as a result of a documentation lapse in July 1999, an option grant for an aggregate of 1.99 million shares should have been measured for accounting purposes as of a later date. In light of the restatement required by this matter, the Company also included in its restatement corrections relating to certain other errors and documentation lapses in the fiscal years 1997 and 1998. Approximately 97% of the charges relating to the restatement arose from the documentation lapse in July 1999.

     The Company has determined that the cumulative, pre-tax, non-cash, stock-based compensation expense resulting from revised measurement dates for options granted between 1997 and 1999 was approximately $21.5 million. Accordingly, the Company recorded stock-based compensation expense of $0, $0, and $1.7 million for the years ended December 31, 2005, 2004 and 2003, respectively, and $19.8 million for the five years preceding 2003, based on the vesting periods of the respective grants. In addition, the Company recorded an income tax benefit of $8.3 million in 2005. The adjustments increased previously reported basic and diluted net income per common share by $0.13 and $0.12, respectively, for the year ended December 31, 2005 and decreased basic and diluted net income per common share by $0.03 for the year ended December 31, 2003.

     About Affymetrix

     Affymetrix scientists invented the world’s first high-density microarray in 1989 and began selling the first commercial microarray in 1994. Since then, Affymetrix GeneChip® technology has become the industry standard in molecular biology research. Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies as well as leading academic, government and not-for-profit research institutes. More than 1,400 systems have been installed around the world and nearly 4,000 peer-reviewed papers have been published using the technology. Affymetrix’ patented photolithographic manufacturing process provides the most information capacity available today on an array, enabling researchers to use a whole-genome approach to analyzing the relationship between genetics and health. Affymetrix is headquartered in Santa Clara, Calif., with manufacturing facilities in Sacramento, Calif., and Bedford, Mass. The Company maintains important sales and marketing operations in Europe and Asia and has about 1,100 employees worldwide. For more information about Affymetrix, please visit the Company’s website at www.affymetrix.com.

     All statements in this press release that are not historical are "forward-looking statements" under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to the risk that further review of the Company’s financial reporting for prior periods will require further restatement, and the other risk factors discussed in Affymetrix' Form 10-K/A for the year ended December 31, 2005 and other SEC reports, including its Form 10-Q reports for subsequent periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations or any change in events, conditions, or circumstances on which any such statements are based.